EXHIBIT 10.9

FIRST AMENDMENT TO SUBSTITUTE LEASE AGREEMENT

THIS FIRST AMENDMENT TO SUBSTITUTE LEASE AGREEMENT (the “Agreement”) is dated for reference purposes as of October 1, 2004 (the “Effective Date”) among W&G ASSOCIATES, a North Carolina Limited Partnership (“W&G”), and EMBREX, INC., a North Carolina corporation (“Embrex”). W&G and Embrex are sometimes referred to herein as the “Parties.”

RECITALS:

A. W&G and Embrex are parties to that certain Subtenant Non-Disturbance and Substitute Lease Agreement (the “Substitute Lease”), dated for reference purposes as of January 16, 2004, regarding the lease by Embrex of approximately 49,600 square feet of office space at 1040 Swabia Court, Durham, North Carolina, 27703 (defined in the Substitute Lease as the “Premises”).

B. In addition to the Premises, W&G is also the owner of that certain lot and parcel of land designated as Lot S-5A, containing 5.00 acres, more or less, as shown on Plat Book 131, Page 87, Durham County Registry, together with certain easement rights as set forth in that certain Declaration of Covenants Containing Easements recorded in Book 1963, Page 190, Durham County Registry (the “5 Acre Parcel”). The 5 Acre Parcel is adjacent to the Premises.

C. W&G owns a two-story office building on the 5 Acre Parcel . Such building contains approximately 92,430 rentable square feet and is defined in the Substitute Lease and herein as the “W&G Building.”

D. W&G has agreed to lease to Embrex and Embrex has agreed to lease from W&G approximately 10,185 rentable square feet of office space located on the first floor of the W&G Building (such 10,185 rentable square feet shall hereinafter be defined as the “2004 Additional Premises”). The 2004 Additional Premises is identified more specifically on the floor plan attached hereto as Exhibit A.

E. W&G and Embrex desire to amend the Substitute Lease to memorialize the lease of the 2004 Additional Premises to Embrex.

F. All capitalized terms not defined herein shall have the meaning attributed to such terms in the Substitute Lease or the Sublease Agreement dated for reference purposes October 1, 1999 and entered into by and between Wandel & Golterman Technologies, Inc. and Embrex (the “Sublease Agreement”).

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, W&G and Embrex, intending to be legally bound, agree as follows:

1. As of the Effective Date, W&G demises and leases to Embrex and Embrex hereby lets and leases from W&G the 2004 Additional Premises on the terms and conditions set forth in the Substitute Lease as modified by this Agreement. The parties hereby acknowledge that, under this Agreement, Embrex’s right to access the 2004 Additional Premises and to commence repairs, replacements, alterations, additions, improvements or upfitting to the 2004 Additional Premises shall begin as of the Effective Date.

2. Embrex hereby notifies W&G that Embrex, pursuant to Section 8 of the Sublease Agreement, is exercising its option to extend the Intial Sublease Term for the first Extended Sublease Term with respect to the Premises and the 2004 Additional Premises. As so extended, the first Extended Sublease Term shall expire on September 30, 2007. W&G hereby acknowledges the receipt of and the sufficiency of such notice.

3.

a. Embrex shall pay W&G a monthly rental payment with respect to the 2004 Additional Premises beginning January 1, 2005 (the “2004 Additional Premises Rent Commencement Date”). Embrex shall not owe any rental payments for the period from the Effective Date through December 31, 2004. On and after the 2004 Additional Premises Rent Commencement Date, the rent payable with respect to the 2004 Additional Premises shall be:

Period	$/rf/yr.	Monthly Rent	Rent Structure
1/1/05 – 09/30/05	$10.29	$8,733.64	Triple-Net (as modified by this Agreement)
10/01/05 – 09/30/06	$10.70	$9,081.63	Triple-Net (as modified by this Agreement)
10/01/06 – 09/30/07	$11.13	$9,446.59	Triple-Net (as modified by this Agreement)

b. The Parties hereby agree that the Triple-Net rent structure shall only apply to the 2004 Additional Premises. Embrex shall not be responsible for the replacement, repair or maintenance of the exterior of the W&G Building, the interior of the W&G Building outside the 2004 Additional Premises, sidewalks, parking lots, landscaping, exterior lighting, snow removal, roof and structural components, HVAC and mechanical systems, and other items applicable to the W&G Building or the 5 Acre Parcel. In the event that Embrex undertakes to lease space in the W&G Building outside the 2004 Additional Premises, the Parties hereby agree to renegotiate the issue of responsibility for the costs of maintaining the common areas of the W&G Building outside the 2004 Additional Premises.

c. The parties agree that W&G shall be responsible for contracting for HVAC, electricity, and water services for the 2004 Additional Premises. W&G shall ensure that, during the period from 7 A.M. to 7 P.M. Monday through Friday, excepting Thanksgiving Day, Christmas Day, and New Year’s Day, the 2004 Additional Premises shall be heated or cooled to a temperature between 70 and 74 degrees Fahrenheit. Embrex shall pay to W&G Embrex’s

Proportionate Share of the cost of providing HVAC, electricity, and water services to the 2004 Additional Premises within ten (10) days of Embrex’s receipt from W&G of a reasonably itemized statement of such costs. Embrex’s “Proportionate Share” with respect to the 2004 Additional Premises means 11.02% (10,185 RSF/92,430 RSF).

d. Embrex shall be responsible for contracting directly for janitorial and trash removal services for the 2004 Additional Premises, and Embrex hereby agrees to maintain the 2004 Additional Premises in a reasonably clean condition.

e. Embrex shall pay its Proportionate Share of all real property taxes owed with respect to the W&G Building during the term of the Substitute Lease. Embrex shall pay such Proportionate Share within ten (10) days of its receipt from W&G of a statement reasonably itemizing Embrex’s Proportionate Share of such real property taxes. W&G shall not send Embrex such a statement until W&G has received the current real property tax bill for the W&G Building.

f. Embrex shall pay its Proportionate Share of all building and fire hazard insurance premiums owed with respect to the W&G Building; however, Embrex shall not be responsible for any other insurance costs relating to the W&G Building or the 5 Acre Parcel.

4. W&G hereby grants to Embrex the right to use the loading dock and adjacent “staging area” on the first floor of the W&G Building for the purpose of receiving shipments and storing such shipments temporarily. Furthermore, W&G grants to Embrex the right to erect a sign containing the word “Embrex” in the parking area adjacent to the loading dock. If Embrex undertakes to erect such a sign, such sign shall be reasonably similar in size and appearance to the “MindReady” sign currently in the exterior area of the loading dock and shall be for the purpose of directing delivery drivers to the loading dock. The Parties agree that W&G, only for the purpose of adding additional tenants to any such sign, may make reasonable alterations to such sign upon the consent of Embrex, such consent not to be unreasonably withheld.

5. W&G hereby agrees to provide Embrex with keys to the exterior door of the W&G Building that provides access to the mechanical/electrical room located adjacent to the 2004 Additional Premises. W&G shall provide such keys to Embrex no later than November 15, 2004.

6. W&G hereby agrees to construct, at the sole cost and expense of W&G, such tenant separation devices as are reasonably needed to ensure that the 2004 Additional Premises is secured from the remainder of the W&G Building. W&G hereby covenants to ensure that all tenants in the W&G Building are separated and secured from all other tenants in the W&G Building. Any such construction necessary under this Section 6 shall be completed by W&G no later than November 15, 2004.

7. W&G hereby agrees to relocate, at the expense of Embrex, the office door of its Facilities Manager’s office so that such door will not open into the 2004 Additional Premises. W&G shall complete such relocation no later than November 15, 2004.

8. Except as provided in this Agreement, W&G and Embrex hereby agree that all repairs, replacements, alterations, additions, improvements or upfitting to the 2004 Additional Premises shall be made by Embrex at its sole cost and expense. Prior to beginning work upon such upfitting or improvement, Embrex shall obtain the consent of W&G, such consent not to be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given if W&G shall not have responded within ten (10) calendar days of its receipt of Embrex’s request for consent.

9. W&G hereby agrees that it shall make available to Embrex, in a parking lot located on the 5 Acre Parcel, 4.5 parking spaces for every 1000 square feet leased by Embrex in the W&G Building. These parking spaces shall be in addition to, and not in replacement of, the parking spaces currently provided to Embrex in connection with Embrex’s lease of the Premises.

10. W&G hereby grants to Embrex a right of first refusal with respect to any and all offers to lease office space located in the W&G Building, including the space currently leased by MindReady. If W&G receives an offer to lease space in the W&G Building from a party other than Embrex, W&G must first offer Embrex the opportunity to enter into a lease for such space on the same terms and conditions as the offer made to W&G by the potential third party lessee. Embrex shall have five business days from its receipt of notice from W&G that an offer has been made to lease space in the W&G Building in which to exercise its right of first refusal with respect to such space. Such notice shall specify all the material terms of the offer to which the notice relates.

11. W&G hereby grants Embrex the right to erect a sign at the front of the W&G Building noting that Embrex is a tenant in the W&G Building and directing Embrex’s visitors to the proper visitor entrance. If Embrex desires to erect such sign, Embrex shall obtain W&G’s consent, not to be unreasonably withheld, with respect to the size and design of such sign. Any such sign shall comply with all applicable laws, ordinances, rules and regulations. The Parties agree that W&G, only for the purpose of adding additional tenants to any such sign, may make reasonable alterations to such sign upon the consent of Embrex, such consent not to be unreasonably withheld.

12. W&G hereby agrees that it will include Embrex’s name and office location in any building directory displayed in or around the W&G Building.

13. Except as modified by this Agreement, all other provisions of the Sublease Agreement and the Substitute Lease shall remain in full force and effect. If there is a conflict between this Agreement and either the Sublease Agreement or the Substitute Lease with respect to the 2004 Additional Premises, this Agreement shall control. If there is a conflict between this Agreement and either the Sublease Agreement or Substitute Lease with respect to the Premises, the Sublease or Substitute Lease, as applicable, shall control.

[signature page to follow]

[signature page to First Amendment to Substitute Lease Agreement]

IN WITNESS WHEREOF, the Parties, each by authority duly given, have executed this Agreement as of the day and year first above written.

EMBREX, INC., a North Carolina corporation

By:	/s/ Don T. Seaquist
Name:	Don T. Seaquist
Title:	Vice President, Finance and Administration
Date:	10/14/2004

W & G ASSOCIATES, a North Carolina Limited Partnership

By:	/s/ Bert Kuthe
Name:	Bert Kuthe
Title:	Attorney-in-Fact
Date:	10/26/2004

CONSENT OF LENDER

Wachovia Bank, National Association executes this Consent of Lender for the sole purpose of evidencing its consent to the terms of this First Amendment to Substitute Lease Agreement dated for reference as of October 1, 2004 between W&G Associates, a North Carolina Limited Partnership, and Embrex, Inc., a North Carolina corporation, to which this is attached.

WACHOVIA BANK, NATIONAL ASSOCIATION:

By:	/s/ Rhonda Y. Hinnant
Name:	Rhonda Y. Hinnant
Title:	Vice President
Date:	12/1/2004

Exhibit A

Floor Plan